EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-237743 on Form S-4 of our reports dated February 19, 2020, relating to the consolidated financial statements of E*TRADE Financial Corporation and subsidiaries and the effectiveness of E*TRADE Financial Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of E*TRADE Financial Corporation for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
McLean, Virginia
June 12, 2020